UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                          1STOPSALE.COM HOLDINGS INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    COMMON STOCK $.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 68274A 10 3
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               August 20, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

                                  William Tay
                        1422 Chestnut Street, Suite #410
                             Philadelphia, PA 19102
                             (215) 569-9176 Ext. 10
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [x] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------------------------------------------
CUSIP No.: 68274A 10 3
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   WILLIAM TAY
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                            (b) [_]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   USA
--------------------------------------------------------------------------------
                                   5  SOLE VOTING POWER
                                      125,000
NUMBER OF SHARES                   --------------------------------------------
  BENEFICIALLY                     6  SHARED VOTING POWER
   OWNED BY                           0
     EACH                          --------------------------------------------
   REPORTING                       7  SOLE DISPOSITIVE POWER
    PERSON                            125,000
     WITH                          --------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    125,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    1.03%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------

Item 1.

          (a)  Name of Issuer:

               1StopSale.com Holdings Inc. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:

               1422 Chestnut Street, Suite #410, Philadelphia, PA 19102

Item 2.

          (a)  Name of Person Filing:

               William Tay

          (b)  Address of Principal Business Office or, if none, Residence:

               The business address of the Reporting Person is:
               1422 Chestnut Street, Suite #410, Philadelphia, PA 19102

          (c)  Citizenship:

               United States of America

          (d)  Title of Class of Securities:

               Common Stock, $.001 par value per share (the "Shares")

          (e)  CUSIP Number:

               68274A 10 3

Item 3.   If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          (c), check whether the person filing is a:

          Not Applicable.

Item 4.   Ownership.

          (a)  Amount Beneficially Owned:

               125,000

          (b)  Percent of Class:

               1.03%

          (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote:

                      125,000

               (ii)   Shared power to vote or to direct the vote:

                      0

               (iii)  Sole power to dispose or to direct the disposition of:

                      125,000

               (iv)   Shared power to dispose or to direct the disposition of:

                      0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       August 31, 2001

                                       By: /s/ William Tay
                                       ----------------------------------
                                       William Tay